                                                                    Exhibit 2.15
                                                                  EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           APPLIEDTHEORY CORPORATION,

                       APPLIEDTHEORY TT ACQUISITION CORP.,

                         TEAM TECH INTERNATIONAL, INC.,

                                  ART BORREGO,

                                   ROGER LEWIS

                                       and

                                  TIM BLACKWOOD

                              --------------------


                                  June 10, 2000

                              --------------------

================================================================================

                                        TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I THE MERGER..............................................................................1

     1.1.     The Merger..........................................................................1
     1.2.     Closing; Effective Time.............................................................1
     1.3.     Effect on Capital Stock.............................................................2
     1.4.     Intentionally Omitted...............................................................4
     1.5.     Intentionally Omitted...............................................................4
     1.6.     Escrow of Parent Common Stock; Adjustment to Merger Consideration...................4
     1.7.     Performance Incentive Payment.......................................................5
     1.8.     Registration Rights.................................................................7
     1.9.     Shares of Dissenting Stockholders...................................................7
     1.10.     Merger Sub Common Stock............................................................8
     1.11.     Articles of Incorporation and By-Laws..............................................8
     1.12.     Directors and Officers.............................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS.............................8

     2.1.     Authority; Execution and Delivery...................................................8
     2.2.     No Other Agreements to Sell the Company Stock or the Business of the Company........9
     2.3.     Ownership of Company Stock..........................................................9
     2.4.     Validity of Contemplated Transactions...............................................9
     2.5.     Consents and Approvals..............................................................9
     2.6.     Accounts and Notes Receivable, etc..................................................9
     2.7.     Related Parties....................................................................10
     2.8.     Litigation.........................................................................10
     2.9.     Authority; Execution and Delivery..................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS
                    REGARDING THE COMPANY........................................................10

     3.1.     Organization.......................................................................10
     3.2.     Capitalization; Subsidiaries.......................................................11
     3.3.     Authorization; Binding Agreement...................................................12
     3.4.     Noncontravention...................................................................12
     3.5.     Governmental Approvals.............................................................13
     3.6.     Financial Statements...............................................................13
     3.7.     No Undisclosed Liabilities.........................................................13
     3.8.     Validity of Leases and Contracts...................................................13
     3.9.     Absence of Certain Changes or Events...............................................14
     3.10.     Litigation, Judgments, No Default, Etc............................................16
     3.11.     Compliance........................................................................16

                                                                                                Page
                                                                                                ----
     3.12.     Accounts Receivable; Equipment and Assets.........................................16
     3.13.     Tax Matters.......................................................................17
     3.14.     Employee Benefit Plans............................................................20
     3.15.     Finders and Investment Bankers....................................................22
     3.16.     Collective Bargaining Agreements; Employment Matters..............................22
     3.17.     Insurance.........................................................................22
     3.18.     No Conflict of Interest...........................................................23
     3.19.     Intellectual Property.............................................................23
     3.20.     Compliance with Laws..............................................................25
     3.21.     Licenses and Permits..............................................................26
     3.22.     Copies of Documents...............................................................26
     3.23.     No Existing Discussions...........................................................26
     3.24.     Year 2000.........................................................................26
     3.25.     Disclosure........................................................................26
     3.26.     Company Representations and Warranties............................................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................27

     4.1.     Organization.......................................................................27
     4.2.     Capitalization.....................................................................27
     4.3.     Authorization; Binding Agreement...................................................28
     4.4.     Noncontravention...................................................................28
     4.5.     SEC Filings; Financial Statements..................................................28
     4.6.     Governmental Approvals.............................................................29

ARTICLE V COVENANTS..............................................................................30

     5.1.     Conduct of Business of the Company.................................................30
     5.2.     Conduct of Business of Parent and Merger Sub.......................................32
     5.3.     Closing Financial Statements.......................................................33
     5.4.     Access and Information.............................................................33
     5.5.     No Solicitation....................................................................33
     5.6.     Reasonable Efforts.................................................................34
     5.7.     Changes in Representation and Warranties; Notification of Certain Matters..........35
     5.8.     Takeover Statutes..................................................................35
     5.9.     Non-Disclosure; Public Announcements...............................................35
     5.10.     Indemnification of Directors and Officers.........................................36
     5.11.     Lock-up...........................................................................37
     5.12.     Sale of Cybercentral..............................................................37
     5.13.     Taxes.............................................................................37
     5.14.     Employment Agreements.............................................................38
     5.15.     Conduct of Company During Performance Incentive Period............................38
     5.16.     Accounting Fees...................................................................38

ARTICLE VI CONDITIONS............................................................................38

     6.1.     Conditions to Each Party's Obligations.............................................38
     6.2.     Conditions to Obligation of Parent and Merger Sub..................................39

                                                                                                Page
                                                                                                ----
     6.3.     Conditions to Obligation of the Company............................................40
     6.4.     Frustration of Closing Conditions..................................................41

ARTICLE VII NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC...........................41

     7.1.     Survival of Representations, Warranties, Etc.......................................41
     7.2.     Company Stockholders Agreement to Indemnify........................................41
     7.3.     Parent Agreement to Indemnify......................................................43
     7.4.     Procedures Relating to Indemnification.............................................44

ARTICLE VIII TERMINATION.........................................................................44

     8.1.     Termination........................................................................44
     8.2.     Procedure for and Effect of Termination............................................45

ARTICLE IX MISCELLANEOUS.........................................................................46

     9.1.     Certain Definitions................................................................46
     9.2.     Amendment and Modification.........................................................46
     9.3.     Waiver of Compliance; Consents.....................................................47
     9.4.     Restrictive Legend.................................................................47
     9.5.     Notices............................................................................47
     9.6.     Assignment.........................................................................49
     9.7.     Expenses...........................................................................49
     9.8.     Gender; Plurals, etc...............................................................49
     9.9.     Governing Law......................................................................49
     9.10.     Counterparts......................................................................49
     9.11.     Interpretation....................................................................49
     9.12.     Entire Agreement..................................................................49
     9.13.     No Third Party Beneficiaries......................................................50
     9.14.     Severability......................................................................50

                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER dated as of June 10, 2000 (the "Agreement"), by and among AppliedTheory Corporation, a Delaware corporation ("Parent"), AppliedTheory TT Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Team Tech International, Inc., a Texas corporation (the "Company"), Art Borrego, Roger Lewis and Tim Blackwood (the "Company Stockholders").

       WHEREAS, the Company Stockholders and the respective boards of directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger") on the terms and conditions contained herein and in accordance with the Texas Business Corporation Act (the "TBCA") is advisable and have approved the Merger;

       WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended;

       WHEREAS, Merger Sub was created solely for the purpose of effecting the Merger and will conduct no other activity; and

       WHEREAS, the Company Stockholders, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to prescribe certain conditions to the Merger.

       NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

       1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the TBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the TBCA.

       1.2. Closing; Effective Time. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Dewey Ballantine LLP, as soon as practicable but in no event later than 10:00 a.m. New York City time on the second business day after the earliest date on which each of the conditions set forth in Article VI (other than conditions that are satisfied by the delivery of documents or the payment of money at or prior to the Closing) have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other date, time and place as Parent and the Company shall mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, Merger Sub and the Company shall cause a certificate of merger (a "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Texas in accordance with the TBCA. The Merger shall become effective as of the date and time of such filing or as of such subsequent date and time as Parent and the Company shall agree to and shall be set forth in the Certificate of Merger (the "Effective Time").

       1.3.   Effect on Capital Stock.

              (a) At the Effective Time, each share of common stock, no par value, of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.9) and Parent Shares (as defined in Section 1.3(d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive approximately .03656264 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") (the aggregate number of shares of Parent Common Stock into which the outstanding Company Stock is convertible shall be 516,279 shares of Parent Common Stock and shall be referred to as the "Merger Consideration"); provided, that the Company Equity Value (as hereinafter defined), the Merger Consideration and the Exchange Ratio shall be subject to adjustment as set forth in Section
1.5 herein; and provided, further, that pursuant to Section 1.3(e), no fractional share of Parent Common Stock shall be delivered hereunder. The parties hereto determined the Exchange Ratio by dividing $11,100,000 (the "Company Equity Value") by $21.50 and dividing the resulting number by 14,120,400 (the "Company Capitalization"), such number being the sum of (i) the total number of shares of Company Stock outstanding at the Effective Time and
(ii) the total number of shares of Company Stock that are subject to Company Options (as defined in Section 1.3(c)) outstanding immediately prior to the Effective Time. The Company Equity Value and Exchange Ratio shall be subject to adjustment as provided in Section 1.5 and, solely for purposes of Section 1.3(c), as provided in Section 1.7(d).

              (b) Subject to Sections 1.5 and 1.6 hereof, following the Effective Time, the Merger Consideration shall be delivered to those parties who are holders of Company Stock (the "Selling Stockholders") immediately prior to the Effective Time in exchange for certificates representing all outstanding shares of Company Stock and any other outstanding ownership interests in the Company (other than the Company Options (as defined in Section 1.3(c)). The Company Stockholders acknowledge and agree that the Parent Common Stock delivered to the holders of Company Stock hereunder shall not be registered under the Securities Act of 1933, as amended (the "Securities Act") and that the sale or other disposition of such Parent Common Stock shall be subject to the restrictions arising under Rule 144 of the Securities Act until a registration statement shall have been filed for the purposes of registering such Parent Common Stock under the Securities Act. As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. If, between the date of this Agreement and the Effective

Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of a stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, the Merger Consideration shall be adjusted accordingly.

              (c)    Section 1.3(c) of the Disclosure Schedule (as defined in
Article II) contains a true, accurate and correct list, as of the date hereof and the Effective Time, setting forth the number of shares of Company Stock that are subject to all outstanding options to purchase Company Stock (the "Company Options"), whether or not vested, and identifying the holder of each Company Option, the number of shares of Company Stock subject to the Company Options held by such holder, whether or not such option is an incentive stock option, the date upon which each Company Option was granted, the vesting schedule and each stock option agreement evidencing the grant of such Company Options (a "Company Option Agreement"). At the Effective Time, all Company Options, whether or not exercisable and whether or not vested, shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be converted into an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Option Plan (as defined in Section 3.2(a)) and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised by the holder thereof solely for Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option (the "Option Conversion Ratio") shall be equal to the product of (A) the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option (the "Option Conversion Price") shall be adjusted by dividing (x) the per share exercise price under such Company Option by (y) the Exchange Ratio and rounding up to the nearest cent and (iv) except as expressly provided for in this Agreement and the Company Option Agreement with each particular holder of the Company Options, any restriction on the exercise or transfer of any such Company Option shall continue in full force and effect in accordance with its terms and the term, exercisability, vesting schedule and other provisions of or relating to such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this
Section 1.3(c) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

       Prior to the Effective Time, the Company shall take all action that may be necessary (including amending the Company Option Plan) to effectuate the provisions of this Section 1.3(c) and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 1.3(c).

              (d) Each share of Company Stock held in the Company's treasury immediately prior to the Effective Time, if any, and each share of Company

Stock then owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, other than any such shares held on behalf of third parties, if any (collectively, the "Parent Shares"), shall, by virtue of the Merger, be automatically cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

              (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Common Stock that would otherwise be payable by the per share value of Parent Common Stock set forth in Section 1.4 herein.

              (f) Each of Parent, Merger Sub and the Company shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Parent, Merger Sub or the Company so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of which such deduction and withholding was made by Parent, Merger Sub or the Company, as the case may be.

              (g) The parties intend this transaction to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       1.4.   Intentionally Omitted.

       1.5.   Intentionally Omitted.

       1.6. Escrow of Parent Common Stock; Adjustment to Merger Consideration. The parties hereto agree that, at the Closing, a portion of the Parent Common Stock delivered to the holders of Company Stock as Merger Consideration representing 10% of the Merger Consideration (the "Escrow Fund") shall be deducted from the shares of Parent Common Stock deliverable to the Company Stockholders and shall be held by Wells Fargo Bank - Investment Management and Trust Department in Austin, Texas as escrow agent ("Escrow Agent"), subject to an escrow agreement (the "Escrow Agreement") by and among Escrow Agent and the Company Stockholders prior to Closing. A form of the Escrow Agreement is attached hereto as Exhibit A. The parties hereto acknowledge and agree that Escrow Agent shall hold the Escrow Fund pursuant to the Escrow Agreement. The Company Stockholders and Parent further acknowledge and agree that they shall each be responsible for up to one half of any administration and other fees charged by the Escrow Agent up to $4,000 annually or up to $2,000 each per year; provided, that the Company Stockholders shall be solely responsible for any administration and other fees charged by the Escrow Agent in excess of $4,000. The Escrow Fund shall be subject to the Escrow Agreement (with such changes therein as Parent, Company Stockholders and Escrow Agent shall reasonably approve prior to the Closing); provided, that as further described in the Escrow Agreement, during the term of the Escrow Agreement, the Company Stockholders shall be deemed the owners of and shall have voting power over all Parent Common Stock in the Escrow Fund; provided, further, that any dividends or other distributions with respect to Parent Common Stock that are made in the form of cash or any other form of property, except for ownership rights in Parent or any of its Subsidiaries (as defined in Section 9.1), shall be distributed to the Company Stockholders; provided, further, that any dividends or other distributions with respect to Parent Common Stock that are made in the form of capital stock or of any other form of ownership interest in Parent or any of its Subsidiaries shall remain in the Escrow Fund until the end of the term of the Escrow Agreement. As further provided in the Escrow Agreement, if during the term of the Escrow Agreement Parent shall suffer a Loss (as defined in Section 7.2) hereof, Parent shall be entitled to receive for its own account payment out of the Escrow Fund of that number of shares of Parent Common Stock, valued as set forth in Section 1.4, as is required to reimburse Parent for such Loss and satisfy Parent's right to indemnification under Section 7.2. Any claims for payment in respect of Losses which are made by Parent under Section 7.2 hereof during the period between the Closing and the one-year anniversary of the Closing (the "Escrow Release Date") shall be satisfied out of the Escrow Fund unless and until the Escrow Fund shall be depleted, in which case Parent shall be entitled to payment directly from the Company Stockholders in satisfaction of any Losses; provided, that Parent's right to payment for Losses is in all cases, in addition to and not in substitution of any other rights or remedies available to Parent under this Agreement, any other agreement in respect of the transactions contemplated by this Agreement, or by operation of law or in equity, including the right to specific performance or injunctive relief. On the Escrow Release Date, any shares of Parent Common Stock remaining in the Escrow Fund shall be released to the Company Stockholders, subject to the provisions of the Escrow Agreement. If there is any inconsistency between the terms of the Escrow Agreement and this Agreement regarding the Escrow Fund, the terms of the Escrow Agreement shall control.

       1.7.   Performance Incentive Payment.

              (a) Within a reasonable period of time following confirmation by Parent (but in any event no later than December 31, 2000), that: (i) the Surviving Corporation's third quarter 2000 net revenue, calculated in accordance with GAAP (the "Third Quarter Revenue"), subject to Section 1.7(b) hereof, is
(1) equal to or greater than $1,352,001 but equal to or less than $1,774,500 and the EBITDA for the third quarter is at least 7.10% of the Third Quarter Revenue, or (2) equal to or greater than $1,774,501 and the EBITDA for the third quarter is at least 7.9% of the Third Quarter Revenue; and (ii) the result of the Surviving Corporation's total liabilities minus its actual current assets as of September 30, 2000 is equal to or less than the result of the Company's total liabilities minus its actual current assets as of April 30, 2000, each of the Selling Stockholders and any other holders of Parent Common Stock who acquired such shares pursuant to the exercise of Company Options outstanding at the Effective Time (the "Incentive Payees") shall receive from Parent a payment (the "Third Quarter Stockholder Payment") to be calculated and distributed in accordance with this Section 1.7. The term

"net revenue" referred to in the first sentence of this Section 1.7 shall be equal to the result of (x) subject to Section 1.7(b) below, all amounts billed by the Surviving Corporation to its customers in the quarter ending September 30, 2000, less (y) the amount of any adjustment to revenue for bad debts, uncollectible accounts receivable.

              (b) Any revenue received from, or any of the Surviving Corporation's accounts receivable in the third quarter of 2000 that are attributable to, enerFinity, Inc., any other entity related to enerFinity, Inc., any other party identified on Section 2.7 of the Disclosure Schedule or any other party related thereto shall not be included in the Surviving Corporation's Third Quarter Revenue. In addition, the parties hereto understand and agree that there shall be no reduction to the Third Quarter Stockholder Payment as a result of the Surviving Corporation's failure to collect payment for the enerFinity AR (as defined in Section 3.12).

              (c) With respect to each Incentive Payee, the Third Quarter Stockholder Payment shall be calculated by:

                     (i) determining the amount that is a proportionate amount of that range of payments described in the table set forth below which corresponds to the Third Quarter Revenue produced by the Surviving Corporation (the "Incentive Payment"), then

                     (ii) dividing (x) the number of shares of Company Stock held by such Incentive Payee immediately prior to the Effective Time by (y) the Company Capitalization (the "Incentive Payee Share"), then

                     (iii) multiplying the Incentive Payment by the Incentive Payee Share, and then

                     (iv) dividing the result of clause (iii) by $21.50 and rounding down to the nearest whole number, the result of this clause (iv) being the number of shares of Parent Common Stock to be delivered to the applicable Incentive Payee as the applicable Third Quarter Payment;

provided, that no fractional shares of Parent Common Stock shall be issued pursuant to this Section 1.7.

                                                                             Shares of Parent
  Third Quarter 2000 Revenue             Incentive Payment                   Common Stock
  --------------------------             -----------------                   ------------
  $0 - 1,352,000                         $0                                  0
  $1,352,001 - 1,436,500                 $4,450,000 - 4,894,999              206,977 - 227,674
  $1,436,501 - 1,521,000                 $4,895,000 - 5,339,999              227,674 - 248,372
  $1,521,001 - 1,605,500                 $5,340,000 - 8,899,999              248,372 - 413,953
  $1,605,501 - 1,690,000                 $8,900,000 - 8,900,000              413,953 - 413-953
  $1,690,001 - 1,774,500                 $8,900,000 - 8,900,000              413,953 - 413,953
  $1,774,501 - 1,859,000                 $8,900,000 - 10,234,999             413,953 - 476,046
  $1,859,001 - 1,943,500                 $10,235,000 - 10,902,499            476,047 - 507,093
  $1,943,501 - 2,028,000                 $10,902,500 - 11,569,999            507,093 - 538,139
  $2,028,001 or greater                  $11,570,000                         538,140

              (d) In addition, the Incentive Payment determined in the foregoing Section 1.7(c)(i) shall be treated as an increase in the value of the Company and accordingly, for purposes of Section 1.3(c), the Company Equity Value shall be increased by the amount of the Incentive Payment and the Exchange Ratio (as determined in Section 1.3(a)), Option Conversion Ratio and Option Conversion Price (both as determined in Section 1.3(c)) shall be adjusted.

       1.8. Registration Rights. The Parent Common Stock to be delivered to the holders of Company Stock as Merger Consideration shall have the benefit of a registration rights agreement between Parent and such holders of Company Stock who execute such agreement with Parent in the form attached hereto as Exhibit B (the "Registration Rights Agreement").

       1.9.   Shares of Dissenting Stockholders.

              (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected his appraisal rights under Section 5.12 of the TBCA ("Dissenting Shares") shall not be converted into or exchangeable for the right to receive the Merger Consideration but shall entitle the holder thereof to receive payment therefor as shall be determined pursuant to Section 5.12 of the TBCA.

              (b) If such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of fair value under the TBCA, then as of the Effective Time, each share of Company Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the shares of Parent Common Stock without any interest thereon, in accordance with Section 1.3 hereof, and such shares shall no longer be Dissenting Shares.

              (c) The Company shall give the Parent (i) prompt notice of its receipt of any written demands for dissenters' rights for any shares of Company Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to Section 5.12 of the TBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights under the TBCA. The Company shall not, except with the prior written consent of the Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for dissenters' rights for Company Stock or offer to settle or settle any such demands.

       1.10. Merger Sub Common Stock. Each share of Merger Sub Common Stock (as defined in Section 4.2(b)) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

       1.11. Articles of Incorporation and By-Laws. At the Effective Time, (i) the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that such articles of incorporation shall provide that the name of the corporation be AppliedTheory Austin Corporation, and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, except that such by-laws shall provide that the name of the corporation be AppliedTheory Austin Corporation.

       1.12. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company and of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                  STOCKHOLDERS

       Except as disclosed in writing in the disclosure schedules being delivered at or prior to the execution of this Agreement (the "Disclosure Schedule"), which schedules shall identify the specific sections or subsections in this Agreement to which each such disclosure relates, the Company Stockholders hereby represent and warrant to Parent and Merger Sub as follows:

       2.1. Authority; Execution and Delivery. The Company Stockholders have the power, capacity and authority to enter into this Agreement and the other agreements contemplated hereby and to perform fully their obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Company Stockholders and constitute the legal, valid and binding obligations of the Company Stockholders, enforceable against the Company

Stockholders in accordance with their terms, except as the enforcement hereof (or thereof) may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

       2.2. No Other Agreements to Sell the Company Stock or the Business of the Company. Except as provided for in this Agreement, the Company Stockholders have no obligation, absolute or contingent, to any other person to (i) sell their Company Stock, (ii) sell any assets of the Company (other than sales of inventory in the ordinary course of the Company's business), (iii) issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of the Company, (iv) effect any merger, consolidation or other reorganization of the Company or (v) enter into any agreement with respect to any of the foregoing.

       2.3. Ownership of Company Stock. The Company Stockholders are the beneficial and record owners of the shares of Company Stock identified on
Section 2.3 of the Disclosure Schedule as being owned by each such Company Stockholder and all such shares of Company Stock are, free and clear of any Liens (as defined in Section 3.2(b)) of any nature whatsoever.

       2.4.   Validity of Contemplated Transactions. Subject to Sections 3.4 and
3.5 of this Agreement, the execution, delivery and performance of this Agreement by each Company Stockholder does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Company Stockholder is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Entity which is applicable to the Company Stockholder, or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which such Company Stockholder is a party, by which the Company Stockholder may have rights or by which any of the properties or assets of the Company Stockholder may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations thereunder.

       2.5. Consents and Approvals. Except for spousal consents, neither the execution and delivery by the Company Stockholders of this Agreement or the other agreements contemplated hereby, nor the performance of the transactions contemplated hereby and thereby, require the consent or approval of any person nor constitute (with or without notice or lapse of time or both) a default or cause any payment obligation to arise under (a) any law or court order to which the Company Stockholders are subject, (b) any Contract or other document to which the Company Stockholders are a party or by which the properties or other assets of the Company Stockholders may be subject.

       2.6.   Accounts and Notes Receivable, etc. Except as set forth on Section
2.6 of the Disclosure Schedule, there are no outstanding Company receivables from or advances to the Company Stockholders. There is no contest, claim, counterclaim, defense or right of set-off with respect to any amounts owing from the Company Stockholders to the Company.

       2.7. Related Parties. Except as set forth on Section 2.7 of the Disclosure Schedule, none of the Company Stockholders holds, or has held, directly or indirectly, any interest that corresponds to, or is convertible into, 1% or more of the outstanding equity interests of any entity that conducts or has conducted business, or any entity that is or has been a party to an agreement, with the Company or any Company Subsidiary.

       2.8. Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of the Company Stockholders, threatened by or against or affecting the Company Stockholders or their Company Stock and, to the knowledge of the Company Stockholders, there is no investigation pending or threatened against or affecting the Company Stockholders or their Company Stock, in each case before any court or governmental or regulatory authority or body, that could reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by this Agreement. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against such Stockholder with respect to his Company Stock.

       2.9. Authority; Execution and Delivery. The Company Stockholders have all requisite power, capacity and authority to enter into this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholders and constitutes the legal, valid and binding obligation of the Company Stockholders, enforceable against the Company Stockholders in accordance with its terms, except as the enforcement hereof (or thereof) may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                   COMPANY STOCKHOLDERS REGARDING THE COMPANY

       Except as disclosed in writing in the Disclosure Schedule, which Disclosure Schedule shall identify the specific sections or subsections in this Agreement to which each such disclosure relates, the Company and the Company Stockholders hereby jointly and severally represent and warrant to Parent as follows:

       3.1. Organization. The Company and each of its Subsidiaries (as defined in Section 9.1, each a "Company Subsidiary" and collectively the "Company Subsidiaries") are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or organization and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. The Company and each Company Subsidiary are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company or any Company Subsidiary (a "Company Material Adverse Effect"). Section 3.1 of the Disclosure Schedule sets forth a list of all jurisdictions where the Company and the Company Subsidiaries are qualified to do business. The Company has previously delivered to Parent true, correct and complete copies of the articles of incorporation and by-laws (or equivalent governing instruments) and all amendments thereto, as currently in effect, of the Company and each Company Subsidiary.

       3.2.   Capitalization; Subsidiaries.

              (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock and 1,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"). As of May 30, 2000, there were 12,157,000 shares of Company Stock and no shares of Company Preferred Stock issued and outstanding. As of May 30, 2000, options to acquire 1,963,400 shares of Company Stock were outstanding pursuant to the terms of the Team Tech Incentive Stock Option Plan (the "Company Option Plan"), such options being described on Section 1.3(c) of the Disclosure Schedule. Since such date, neither the Company nor any Company Subsidiary has granted or otherwise promised or undertaken to grant any additional options or other rights that are convertible into, or exercisable for, Company Stock or other ownership rights of the Company, nor have any of such parties made representations that are convertible into, or exercisable for, Company Stock or other ownership right's of the Company. All issued and outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as described on Section 1.3(c) of the Disclosure Schedule, the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed on Section 3.2(a) of the Disclosure Schedule, there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company. Section 3.2(a) of the Disclosure Schedule contains a true, accurate and correct shareholders' list, setting forth the number of shares of Company Stock owned beneficially and of record by each stockholder of the Company as of the date of this Agreement, and a list setting forth all outstanding options and other rights convertible into, or exercisable for, Company Stock as well as all holders thereof.

              (b) Section 3.2(b) of the Disclosure Schedule contains a true, accurate and correct list of all Company Subsidiaries, setting forth the Company's ownership interest in each such Company Subsidiary and the ownership interest that other parties may have in each such Company Subsidiary (if any). Except for the Company's ownership interest in the Company Subsidiaries, the Company does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture, business, trust or entity. All of the outstanding shares of capital stock of each Company Subsidiary are owned by the Company or a Company Subsidiary (collectively, the "Company Subsidiary Shares"), have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Company Subsidiary Shares and all of the Company Subsidiary Shares are owned by the Company or a Company Subsidiary, as the case may be, free and clear of all liens, claims, pledges, charges, claims, encumbrances, third party rights, security interests or other restrictions (collectively, "Liens") with respect thereto. No Company Subsidiary has outstanding any subscription, option, put, call, warrant or other right or commitment to issue, nor any obligation or commitment to redeem or purchase, any of its authorized capital stock, or any securities convertible into or exchangeable for any of its authorized capital stock. Section 3.2(b) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation each Company Subsidiary.

       3.3. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been unanimously approved by the board of directors of the Company and duly and validly authorized by all necessary corporate action on the part of the Company and, where applicable, the Company Stockholders. This Agreement constitutes, and all agreements and documents contemplated hereby to which the Company is, or will be, a party constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       3.4. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the articles of incorporation, as amended, or by-laws, as amended, of the Company or the equivalent governing instruments of any Company Subsidiary, (b) except as set forth on Section 3.4 of the Disclosure Schedule, require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or impair invalidate or otherwise affect, any of the terms, conditions or provisions of any Real Property Lease (as defined in Section 3.8), Contract (as defined in
Section 3.8), Future Contract (as defined in Section 3.8), Indebtedness (as defined in Section 3.8), any Company Property (as defined in Section 3.19(b)) or other items or rights identified on Section 3.19(b) of the Disclosure Schedule, or any other note, bond, mortgage, indenture, license, agreement or other instrument or obligation (the "Other Agreements") to which the Company or any Company Subsidiary is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any Company Subsidiary or any portion of their properties or assets, except with respect to clauses (b) and (c) such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

       3.5. Governmental Approvals. No consent, approval or authorization of, or declaration or filing, with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company or any Company Subsidiary that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the certificate of merger with the Secretary of State of the State of Texas, and (b) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated hereby.

       3.6. Financial Statements. Section 3.6 of the Disclosure Schedule sets forth true, correct and complete copies of the audited balance sheets, statements of income, statements of stockholders' equity and statements of cash flows for the fiscal years ended December 31, 1998 and December 31, 1999, unaudited balance sheets as of March 31, 2000 and April 30, 2000 and unaudited statements of income, statements of changes of operations, statements of stockholders' equity and statements of cash flows for the three-month period ending March 31, 2000 as well as for the four-month period ending April 30, 2000 (collectively, the "Company Financial Statements"). The Company Financial Statements, including the related notes, have been prepared from and are in accordance with the books and records of the Company and are true, complete and accurate and fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, in each case in accordance with GAAP consistently applied throughout the periods indicated).

       3.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are not reflected in the Company Financial Statements except for liabilities and obligations incurred in the ordinary course of business since April 30, 2000, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

       3.8. Validity of Leases and Contracts. Neither the Company nor any Company Subsidiary owns any real property. Section 3.8 of the Disclosure Schedule sets forth a list of every (a) lease of real property and all other leased interests in real property that are used by the Company or any Company Subsidiary (a "Real Property Lease"), (b) all material leases, licenses, contracts, agreements, purchase or sales orders, employee secrecy or confidentiality agreements, undertakings, indentures and written commitments to which the Company or any Company Subsidiary is a party or by which any of the assets of the Company or any Company Subsidiary is bound, including all ongoing agreements, licenses, written commitments or other engagements and other instruments of any kind, including all agreements by any person or entity with the Company with respect to non-competition or non-disclosure that relate to the Company or any of its assets, but excluding Company Plans (as defined in Section 3.14(a)) (collectively, the

"Contracts"), (c) any written proposal, quotation or bid made or received by the Company in connection with its business that, if accepted, would lead to a contract for the provision of services by the Company (a "Future Contract") and
(d) any note, debenture, bond, equipment trust agreement, letter of credit, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person (collectively, "Indebtedness"). To the Company's knowledge, each Real Property Lease or Contract pursuant to which the Company leases real or personal property and each other Contract, Future Contract or Indebtedness, is valid, legally binding and enforceable in accordance with its terms and neither the Company nor any Company Subsidiary is in default under any material provision of any such lease, contract, agreement or instrument. After obtaining the consents identified on
Section 3.4 of the Disclosure Schedule, upon the completion of the transactions contemplated by this Agreement, each such agreement will be valid, legally binding and enforceable by the Surviving Corporation in accordance with its terms. Any party from whom the Company leases real property or which is a party to any Contract, Future Contract or Indebtedness, is not, and will not (with due notice or lapse of time or both), be in default under any provision of any such Real Property Lease, Contract, Future Contract or Indebtedness. The Company is not a party to any oral agreements, undertakings or commitments with respect to any of the matters listed in this Section 3.8 except for ordinary non-material business arrangements.

       3.9.   Absence of Certain Changes or Events. Except as disclosed on
Section 3.9(a) of the Disclosure Schedule, since April 30, 2000, the Company and the Company Subsidiaries have conducted business in the ordinary and usual course and, without limiting the generality of the foregoing:

              (a) There have been no changes, developments, events, conditions or state of affairs which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect;

              (b) Except as contemplated by the transactions described in this Agreement and specifically set forth on Section 3.9(b) of the Disclosure Schedule, there has not been any split, combination or reclassification of Company Stock or any issuance, or authorization of the issuance, of any securities in respect of, in lieu of, or in substitution for the capital stock of the Company or any Company Subsidiary or any declaration, setting side or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the capital stock of the Company or any Company Subsidiary;

              (c) Except as contemplated by the transactions described in this Agreement and specifically set forth on Section 3.9(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary;

              (d) Neither the Company nor any Company Subsidiary has sold, assigned, conveyed or otherwise transferred any Owned Property (as defined in Section 3.19);

              (e) Neither the Company nor any Company Subsidiary has sold, assigned, conveyed or otherwise transferred any properties or assets of the Company or any Company Subsidiary;

              (f) Neither the Company nor any Company Subsidiary has mortgaged, pledged or subjected to any Lien any assets of the Company or of any Company Subsidiary;

              (g) Neither the Company nor any Company Subsidiary has cancelled, terminated, entered into or modified any Contract, Future Contract or Real Property Lease;

              (h) Neither the Company nor any Company Subsidiary has waived any material right of the Company with respect to the business of the Company, whether or not in the ordinary course of business;

              (i) Neither the Company nor any Company Subsidiary has incurred any liability or loss with respect to any of the assets or operations of the Company, except for liabilities incurred in the ordinary course of business, consistent with past practices, which do not result in a Company Material Adverse Effect;

              (j) Neither the Company nor any Company Subsidiary has incurred any capital expenditure or executed any lease or other agreement with respect to any assets of the Company or any aspect of the business of the Company, or incurred any liability therefor, requiring any payment or payments in excess of $10,000 individually or $25,000 in the aggregate;

              (k) There have not been any material cancellations or any threats of material cancellations by any supplier, customer or contractor of the Company or any Company Subsidiary with respect to the business of the Company or any Company Subsidiary;

              (l) Neither the Company nor any Company Subsidiary has effected any amendment or supplement to, or extension of, any Company Plan;

              (m) Neither the Company nor any Company Subsidiary has (i) granted to any director or executive officer of, or consultant to, the Company or any Company Subsidiary any increase in compensation, except for customary increases in cash compensation in the ordinary course of business consistent with prior practice, except as was required under any employment agreements or plans in effect as of April 30, 2000, (ii) agreed to any granting by the Company or any Company Subsidiary to any such director, executive officer or consultant of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements or plans in effect as of April 30, 2000, (iii) except as permitted by Section

5.1, after the date of this Agreement, agreed to any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such director, executive officer or consultant or (iv) agreed to, or taken any action to, accelerate the vesting of any Company Option or other equity-based compensation;

              (n) Neither the Company nor any Company Subsidiary has made any change in accounting methods or principles used for financial or regulatory reporting purposes materially affecting the consolidated assets, liabilities or results of operations; and

              (o) Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement or otherwise agreed to do any of the foregoing.

       3.10.  Litigation, Judgments, No Default, Etc. (a) Except as disclosed on
Section 3.10(a) of the Disclosure Schedule, there is no action or proceeding pending or threatened against or affecting the Company or any Company Subsidiary, the outcome of which, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect, (b) there is no judgment, decree, injunction, rule or order (collectively, "Orders") of any court, arbitrator or Governmental Entity outstanding against the Company or any Company Subsidiary, and (c) there are no facts that would result in any such action or proceeding which could reasonably be expected to have a Company Material Adverse Effect.

       3.11. Compliance. Neither the Company nor any Company Subsidiary is in default or violation of any term, condition or provision of (a) its articles of incorporation, as amended, or by-laws, as amended (or equivalent governing instruments), or (b) any Real Property Lease, Contract, Indebtedness or Other Agreements to which it is a party or by which any of them or any portion of their properties or assets may be bound; except with respect to the foregoing clause (b) such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

       3.12.  Accounts Receivable; Equipment and Assets.

              (a) Section 3.12 of the Disclosure Schedule sets forth a complete list of the accounts receivable of the Company and all Company Subsidiaries as of April 30, 2000. The accounts receivable of the Company or the applicable Company Subsidiary arose out of the ordinary course of business of the Company, have been billed or invoiced in the ordinary course of business in accordance with all applicable laws, regulations and administrative rulings and procedures, represent bona fide indebtedness of the applicable debtor of the Company or any Company Subsidiary, not subject to defense, set-off or counterclaim and are collectible in full, net of the reserves set forth in the books of the Company.

              (b) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, neither the Merger Consideration, the Company Equity Value, nor the Incentive Payment shall be reduced or adjusted in any way because the Company (or its successors or assigns) fails at any time to collect the $455,919.20 invoiced by the Company to enerFinity, Inc. prior to the Closing through those certain invoices dated January 31, 2000, February 29, 2000 and March 31, 2000 (the "enerFinity AR"). Furthermore, the Parent agrees that following the Closing, except for claims alleging fraud, no party under Parent's control (including the Surviving Corporation, the Parent, their affiliates, successors and assigns) shall be permitted by any party under Parent's control to bring any claim or cause of action against any individual officer, director, shareholder, or employee of enerFinity, Inc. related to the enerFinity AR. The Parent covenants that if it sells the Surviving Corporation after the Closing or sells, pledges, assigns or otherwise conveys the enerFinity AR, the other party to such transaction will agree to the be bound by the restrictions described in this Section 3.12(b) as though such party was a party under Parent's control.

              (c) Notwithstanding the foregoing paragraph (a) of this Section 3.12, all accounts receivable of the Company that are set forth on Section 3.12 of the Disclosure Schedule and arise from work performed for, or services provided to, enerFinity, Inc. arose out of the ordinary course of business of the Company or the applicable Company Subsidiary or the applicable Company Subsidiary, have been billed or invoiced in the ordinary course of business in accordance with all applicable laws, regulations and administrative rulings and procedures, represent bona fide indebtedness of the applicable debtor of the Company or any Company Subsidiary, not subject to defense, set-off or counterclaim and are collectible in full.

              (d) All assets of the Company and the Company Subsidiaries consisting of equipment, whether reflected in the Company Financial Statements or otherwise, are well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the Company Financial Statements to a realizable market value or for which adequate reserves have been provided in the Company Financial Statements. The present quantity of all such equipment of the Company and the Company Subsidiaries is reasonable and warranted in the present course of the business conducted by the Company and the Company Subsidiaries. All of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any lien or security interest or other encumbrance.

       3.13. Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales, use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, alternative minimum, severance or withholding taxes or charges imposed by any Governmental Entity, whether foreign or domestic, and includes any additions to tax, interest and penalties. "Tax Return", as used in this Agreement, means a report, return, statement, declaration or other information required to be supplied with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              (a) Filing of Timely Tax Returns. Except for Tax Returns that are currently subject to an extension that has been properly obtained, all Tax Returns required to be filed by the Company and each Company Subsidiary under applicable law have been filed on a timely basis. All such Tax Returns were and are true, complete and correct.

              (b) Payment of Taxes. The Company and each Company Subsidiary have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable. No written claim (and no other claim) has ever been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

              (c) Tax Reserves. The Company and each Company Subsidiary have established (and until the Closing Date will maintain) on their books and records, including the Company Financial Statements and the Closing Financial Statements (as defined in Section 5.3) (i) reserves adequate to pay all Taxes and all deficiencies in Taxes asserted, proposed or threatened against the Company or the Company Subsidiaries and (ii) reserves for deferred income taxes, in each case in accordance with GAAP.

              (d) Tax Liens. There are no Tax liens upon the assets of the Company or any Company Subsidiary except liens for Taxes not yet due.

              (e) Withholding Taxes. The Company and each Company Subsidiary have complied in all respects with the provisions of the Code relating to the withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as any similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

              (f)    Intentionally Omitted.

              (g) Waivers of Statute of Limitations. Neither the Company nor any Company Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

              (h) Expiration of Statute of Limitations; Deficiencies. Section 3.13(h) of the Disclosure Schedule contains a list of all Taxes and Tax Returns relating to taxable periods with respect to which the statute of limitations has not expired or been closed. No deficiency for any Taxes has been proposed, asserted, assessed or, to the Company's knowledge, threatened against the Company or any Company Subsidiary that has not be resolved and paid in full or previously disclosed by the Company to the Parent. Section 3.13(h) of the Disclosure Schedule lists all open years with respect to Taxes and Tax Returns.

              (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any Company Stockholder has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns. Further, to the best of the Company's and the Company Stockholders' knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authority.

              (j) Tax Rulings. Neither the Company nor any Company Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that could have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

              (k) Availability of Tax Returns. To the extent not previously provided, as soon as practicable after the date hereof, the Company and the Company Subsidiaries will make available to the Parent complete and accurate copies of such of the following materials as the Parent may reasonably request:
(i) Tax Returns filed by the Company and any Company Subsidiary since the Company's incorporation, (ii) audit reports received from any taxing authority relating to any Tax Return filed by the Company and any Company Subsidiary and
(iii) Closing Agreements entered into by the Company and any Company Subsidiary with any taxing authority.

              (l) Tax Sharing Agreements. Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing or similar agreement or arrangement with any person other than the Company and its Subsidiaries.

              (m) Affiliated Groups; Liability for Others. Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group of corporations filing consolidated, combined or unitary Tax Returns other than an affiliated group in which the Company was the common parent. Neither the Company nor any Company Subsidiary has any liability for Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

              (n) Section 341(f). Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

              (o) Section 168. No property of the Company or any Company Subsidiary is property that the Company or any such Company Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

              (p) Section 481 Adjustments. Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary, and the IRS has not proposed any such adjustment or change in accounting method.

              (q) Section 453. The Company has not disposed of any property in a transaction being accounted for under the installment method pursuant to
Section 453 of the Code.

              (r) Section 280G. Except as set forth on Section 3.13(r) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract, or arrangement that could result, either directly or indirectly, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

              (s) Real Property Holding Corporation. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

       3.14.  Employee Benefit Plans.

              (a) Section 3.14(a) of the Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, stock option plan, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or by any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") for the benefit of any employee or former employee of the Company or any Company Subsidiary. Such plans are referred to collectively herein as the "Company Plans".

              (b) The Company has heretofore made available to Parent with respect to each of the Company Plans true and correct copies of each of the following documents, if applicable: (i) the Company Plan document; (ii) the actuarial report for such Company Plan for each of the last two years, (iii) the most recent determination letter from the IRS for such Company Plan, (iv) the most recent summary plan description and related summaries of material modifications and (v) the Form 5500 tax forms for each of the last two years.

              (c) Each Company Plan is in material compliance with its terms and the applicable provisions of the Code and ERISA; each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS that the Company Plan is qualified and the Company knows of no condition or event that could reasonably be expected to adversely affect such status; neither the Company, the Company Subsidiaries, nor any ERISA Affiliate has or at any time in the past has had (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code,
(ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA); and there are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

              (d) Neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code and to comply with Section 601 of ERISA.

              (e) Except as disclosed on Section 3.14(e) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of the Company or any Company Subsidiary.

              (f) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

              (g) Neither the Company nor any Company Subsidiary has entered into any agreement, contract, or arrangement or made or given any undertaking that could result, either directly or indirectly, in any claim against the Company, any Company Subsidiary or, following the Merger, Parent or the Surviving Corporation to the effect that any holder of a Company Option is entitled to the acceleration of vesting, elimination of transfer restrictions or any other change or modification to his or her Company Option.

              (h) The Company and each Company Subsidiary are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding.

       3.15.  Finders and Investment Bankers. Except as set forth on Section
3.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary, nor any of their respective employees, officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

       3.16.  Collective Bargaining Agreements; Employment Matters.

              (a) Neither the Company nor any Company Subsidiary is a party to or subject to any collective bargaining agreement with any labor union. There are no labor controversies pending or threatened against the Company or any Company Subsidiary.

              (b) There are no pending collective bargaining negotiations relating to the employees of the Company. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Company, no such petitions have been pending within the past five years and there has not been any general solicitation of representation cards by any union seeking to represent the employees of the Company as their exclusive bargaining agent at any time within the past five years. There is no unfair labor practice, charge or complaint or other proceeding pending or, threatened, against the Company before the National Labor Relations Board or any other Governmental Entity. There is no labor strike, slowdown or stoppage pending or threatened, against or affecting the Company, nor has there been any such activity within the past two years.

              (c) There are no pending claims by any current or former personnel against the Company or any Company Subsidiary, there are no pending claims against the Company or any Company Subsidiary arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards.

       3.17. Insurance. The Company and each Company Subsidiary carries insurance with insurers that are, to the best of the Company's knowledge, solvent, in amount and types of coverage which, to the best of the Company's knowledge, are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of the Company or any Company Subsidiary.
Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy and the corresponding insurance carrier of the Company and each Company Subsidiary.

       3.18. No Conflict of Interest. No present or former officer, director, affiliate or associate of the Company or any Company Subsidiary has or claims to have (i) any interest in the property, real or personal, tangible or intangible, including, without limitation, licenses, inventions, technology, processes, designs, computer programs, know-how and formulae used in or pertaining to the business of the Company, or (ii) any contract, commitment, arrangement or understanding, including, without limitation, loan arrangement, with the Company or any Company Subsidiary. Except as set forth in Section 3.18 of the Disclosure Schedule, no present officer or director of the Company or any Company Subsidiary, and no affiliate thereof have any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or similar to, or competitive with, the line or lines of business of the Company. For purposes of this representation, ownership of not more than one percent of the voting stock of any publicly held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded.

       3.19. Intellectual Property. (a) For purposes of this Section 3.19, "Intellectual Property" shall mean, collectively: (x) all U.S. and foreign registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and all registrations and applications therefor, together with all goodwill symbolized thereby, web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein), (ii) computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how relating thereto (collectively, the "Computer Software"), (iii) copyrights (including, without limitation, those in Computer Software, and all registrations and applications therefor), (iv) utility and design patents, registered designs and invention disclosures (including, without limitation, those relating to Computer Software), and all grants, registrations and applications therefor (collectively, the "Patents"), (v) trade secrets, inventions, processes, formulae, know-how, concepts, ideas, research and development, designs, business plans, strategies, marketing and other information and customer lists (collectively, the "Trade Secrets"), and (vi) other intellectual property, including, without limitation, adequate research and development facilities; and
(y) all Contracts relating to any of the items set forth in clause (x) above (collectively, the "IP Contracts").

              (b) Section 3.19(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all material Intellectual Property in which the Company or any Company Subsidiary has an ownership interest, indicating the owner thereof, and all applications, registrations and grants with respect thereto (collectively, the "Owned Property"), (ii) all material Intellectual Property (other than the Owned Property) which is used in or relates to the business of the Company or of any Company Subsidiary, indicating the owner or licensor thereof, and (iii) all IP Contracts with respect to the Intellectual Property referred to in clauses (i) and (ii) above. The Intellectual Property included in clauses (i) and (ii) above is collectively referred to herein as the "Company Property".

              (c) Except as set forth on Section 3.19(c) of the Disclosure Schedule, the Company or a Company Subsidiary is the sole and exclusive owner of the Owned Property, and is listed in the records of the appropriate U.S. and/or foreign governmental agencies as the sole and exclusive owner of record for each registration, grant and application listed in Section 3.19(b) of the Disclosure Schedule.

              (d) Except as set forth on Section 3.19(d) of the Disclosure Schedule, no act has been done or omitted to be done by the Company or any Company Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other person to cancel, forfeit, modify or consider abandoned, any Owned Property, or give any person any rights with respect thereto (other than pursuant to an IP Contract on Section 3.19(b) of the Disclosure Schedule), and all of the Company's or a Company Subsidiary's rights in the Company Property are valid, enforceable and free of defects, except for such defects as are not reasonably expected to result in a material adverse effect on the Company Property. Neither the Company nor any Company Subsidiary has any knowledge of any facts or claims which cause or would cause any Company Property to be invalid or unenforceable in any material respect, and neither the Company nor any Company Subsidiary has received any notice that any person may bring such a claim.

              (e) The Company and each Company Subsidiary owns or otherwise has the valid right to use through an IP Contract listed on Section 3.19(b) of the Disclosure Schedule any and all Intellectual Property that is used in or is necessary or advisable for the conduct of the Company's, or any Company Subsidiary's, business as currently conducted and as contemplated to be conducted, free and clear of any lien, encumbrance, royalty or other payment obligations (except for royalties payable in respect of off-the-shelf Computer Software at standard commercial rates) and otherwise on commercially reasonable terms.

              (f) Except for such conflicts, violations, infringements as would not result in a Company Material Adverse Effect, none of the Company, any Company Subsidiary or their businesses as currently conducted or as contemplated to be conducted, is in conflict with or in violation or infringement of, or has violated or infringed, nor has the Company or any Company Subsidiary received any notice of any conflict with or violation or infringement of, nor are proceedings or claims pending, nor have any such proceedings or claims been instituted or asserted in writing against the Company or any Company Subsidiary, nor are any proceedings threatened, alleging any violation, nor, to the best of the Company's knowledge, is there any valid basis for any such proceeding or claim, of any rights or asserted rights of any other person with respect to any Intellectual Property of such other person.

              (g) No proceedings or claims in which the Company or any Company Subsidiary alleges that any person is infringing upon, or otherwise violating, any Company Property are pending, and none have been served by, instituted or asserted by the Company or any such Company Subsidiary, nor are any proceedings threatened alleging any such violation or infringement, nor does the Company or any such Company Subsidiary know of any valid basis for any such proceeding or claim.

              (h) To the best of the Company's knowledge, after due inquiry, neither the Company nor any Company Subsidiary has, prior to the date hereof, divulged, furnished to or made accessible to any person, any Trade Secrets included in the Company Property without prior thereto having obtained an enforceable agreement of confidentiality from such person, and all such confidentiality agreements are listed on Section 3.19(h) of the Disclosure Schedule. All key personnel employed by the Company and any Company Subsidiary have signed agreements of confidentiality which are, to the best of the Company's knowledge, enforceable.

              (i) The Company or a Company Subsidiary have obtained from all individuals who participated in any respect in the invention or authorship of any material Owned Property (as employees of the Company or a Company Subsidiary, as consultants, as employees of consultants or otherwise) effective waivers of any and all ownership rights of such individuals in such Owned Property, and assignments to the Company or any Company Subsidiary of all rights with respect thereto, other than from such individuals whose copyrightable works the Company hereby represent to be "works made for hire" within the meaning of
Section 101 of the Copyright Act of 1976. No officer or employee of the Company or any Company Subsidiary is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

              (j) To the best of the Company's knowledge, the Company has taken all commercially reasonable efforts to safeguard and maintain its proprietary rights in the Owned Property.

       3.20. Compliance with Laws. To the best of the Company's knowledge, the businesses of the Company and each Company Subsidiary have been conducted in all material respects in accordance with all Legal Requirements applicable to the Company or any Company Subsidiary (excluding ERISA, which is covered by Section
3.14 hereof). Neither the Company nor any Company Subsidiaries have received any written notice of alleged material violations of any of the foregoing, and there are no presently existing circumstances which would result or be likely to result in violations of any of the foregoing, nor are there any pending or, to the best knowledge of the Company, threatened hearings or investigations with respect to alleged material violations of any of the foregoing.

       3.21. Licenses and Permits. To the best of the Company's knowledge, the Company and each Company Subsidiary have obtained, and are in material compliance with, all licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by applicable law for the conduct of the businesses and operations of the Company and the Company Subsidiaries as now conducted or as planned to be conducted (collectively, the "Required Licenses"), and there are no proceedings pending or, to the best of the Company's knowledge, threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Required License.

       3.22. Copies of Documents. The Company has previously delivered to Parent true and complete copies of (or, in the case of any oral agreements or arrangements, true, correct and complete written summaries thereof) all of the agreements, arrangements or other documents in respect of items identified on any schedule to this Agreement which is prepared by or for the Company, as well as:

              (a)    all Required Licenses; and

              (b) all written results of any examinations of the Company, any Company Subsidiary or any of their businesses by any governmental agency, whether federal, state or local, in the past five years.

       All books of account, financial and accounting records and other data of the Company relating to the Company, any Company Subsidiary or any of their businesses, including the Company Financial Statements, customers' and suppliers' lists, all payroll, personnel and other employee records and any minute books, have been maintained in all material respects in accordance with good business practices and, as applicable, in accordance with GAAP consistently applied.

       3.23. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Takeover Proposal (as defined in Section 5.5(b)).

       3.24. Year 2000. All internal computer systems that are material to the business, finances or operations of the Company ("Material Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant").

       3.25. Disclosure. This Agreement and the schedules hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein not misleading in light of the circumstances in which they were made.

       3.26. Company Representations and Warranties. All references to the Company in this Agreement shall be deemed to include any Company Subsidiary and, in making any representations or warranties in or under this Agreement, the Company shall also be deemed to be making such representations or warranties on behalf of any Company Subsidiary; provided, that the preceding clause of this sentence shall not apply in those instances where, in light of the language and context of the applicable provision, the result would be to give rise to an inconsistency.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

       Except as disclosed in writing in the Disclosure Schedules being delivered at or prior to the execution of this Agreement, which Disclosure Schedules shall identify the specific sections or subsections in this Agreement to which each such disclosure relates, Parent and Merger Sub hereby represent and warrant to the Company as follows:

       4.1. Organization. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent is not aware of any facts or circumstances with respect to the existence, good standing, power, authority or qualification of any subsidiary of Parent that would be reasonably likely to give rise to a Parent Material Adverse Effect. Merger Sub is a newly-formed, wholly-owned subsidiary of Parent and, except for activities incident to the acquisition of the Company, Merger Sub has not engaged in any business activities of any type or kind whatsoever.

       4.2.   Capitalization.

              (a) The authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Stock"). As of May 31, 2000, there were approximately 24,291,594 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding. As of May 31, 2000, options to acquire 3,427,863 shares of Parent Common Stock were outstanding. Except as set forth on Section 4.2(a) of the Disclosure Schedule, as of the date hereof Parent has no outstanding bonds, debentures, warrants, stock appreciation rights, notes or other obligations whereby the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, as of the date hereof, there are no existing options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent Option Plans, which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or of any of its Subsidiaries.

              (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase or decrease the number of shares of authorized Merger Sub Common Stock and the number of shares of Merger Sub Common Stock issued and outstanding owned by Parent. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

       4.3. Authorization; Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been approved by the board of directors of Parent and duly and validly authorized by all necessary corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute legal, valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       4.4. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation, articles of incorporation or by-laws or equivalent governing instruments of Parent or Merger Sub, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any Legal Requirements applicable to the Parent or any portion of Parent's properties or assets, except with respect to clauses (b) and (c) such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

       4.5.   SEC Filings; Financial Statements.

              (a) As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the

Securities Exchange Act of 1934, as amended (the "Exchange Act") of Parent prepared by it since its initial public offering (including, without limitation, the Registration Statement on Form S-1 with respect to its initial offering), in the form (including exhibits and any amendments thereto) filed with the U.S. Securities and Exchange Commission (the "SEC") (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied throughout the periods indicated, except as may be noted therein. Except as disclosed in writing to the Company or otherwise publicly disclosed by Parent, since the date of the most recent Parent Report, there has not been a Parent Material Adverse Effect.

              (b) Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the Parent Reports and (ii) liabilities or obligations incurred in the ordinary course of business which are not material in amounts.

       4.6. Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Parent of any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transaction contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (b) filings and other applicable requirements under the Exchange Act, (c) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of Parent Common Stock contemplated under this Agreement, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not, individually of in the aggregate, results in a Material Adverse Effect on Parent or prevent Parent or Merger Sub from consummating the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

       5.1. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, and the Company Stockholders shall cause the Company to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees and employees and others with which it has business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Section 5.1 of the Disclosure Schedule, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Parent:

              (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (b) issue, sell, grant, pledge, deliver, otherwise encumber or subject to any Lien (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Stock upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their present terms;

              (c) amend its articles of incorporation or by-laws (or equivalent governing instruments), except as required by the terms of this Agreement;

              (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any equity interest in or portion of any business of any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets that, individually, are in excess of $10,000 or, in the aggregate, are in excess of $25,000;

              (e) enter into any joint venture agreement or strategic alliance or similar agreement or arrangement with any person or entity;

              (f) sell, lease (as lessor), license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material properties or material assets;

              (g) sell, lease, assign, transfer, convey, deliver or otherwise dispose of, or divest, or purchase or acquire, or enter into any material agreement with any person with respect to, any Owned Property, except in the ordinary course of business consistent with prior practice;

              (h) (i) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date hereof and set forth on Section 3.14 of the Disclosure Schedule, (ii) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement or plan in effect as of the date hereof and set forth on Section 3.14(a) of the Disclosure Schedule, (iii) enter into any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any Company Plan or (vi) take any action to accelerate, or, where the Company has reserved the unilateral discretion to prevent such acceleration, fail to take any action to prevent the acceleration of, the vesting of any Company Options or other equity-based compensation;

              (i) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

              (j) (i) incur any indebtedness for borrowed money, increase any indebtedness for borrowed money, guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances, capital contributions to, or investments in, any other person, other than to or in the Company or any Company Subsidiary, except as disclosed on Section 5.1(j)(ii) of the Disclosure Schedule;

              (k) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $25,000 in the aggregate, other than (x) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with prior practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company's financial statements (or the notes thereto) dated as of the last day of the month ending prior to the date hereof, which have previously been provided to Parent, and (y) with respect to Taxes,
(ii) cancel any
indebtedness or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

              (l) engage in any transaction or enter into any agreement or arrangement with any shareholder or affiliate of the Company;

              (m) enter into any other agreements, commitments or contracts that are material to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

              (n) except as contemplated by this Agreement, take or cause to be taken any action described in clauses (b) through (g) of Section 3.9 above;

              (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied;

              (p) make or rescind any material election with respect to Taxes, make a request for a Tax Ruling or enter into a Closing Agreement with respect to Taxes, settle or compromise any material Tax matter, or, with respect to any material Tax matter, change any method of accounting or reporting;

              (q) establish, adopt, enter into, make any new rights or awards under, amend or otherwise modify any Company Plan, or increase the salary, wage, bonus or other compensation of any employee, except as disclosed on Section 5.1(q) of the Disclosure Schedule; or

              (r)    agree, commit or arrange to do any of the foregoing.

       5.2. Conduct of Business of Parent and Merger Sub. Except as otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

              (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied;

              (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(b));

              (c) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

              (d) change its methods of accounting in effect as of March 31, 2000, except in accordance with changes in GAAP or SAP as are concurred to by Parent's independent auditors; or

              (e)    agree, commit or arrange to do any of the foregoing.

       5.3. Closing Financial Statements. The Company Stockholders and the Company shall prepare unaudited balance sheets for the Company for the period ending on the last day of the calendar month prior to Closing and financial statements for the Company for the period between December 31, 1999 and the last day of the month preceding the month in which the Closing occurs (such date, the "Closing Balance Sheet Date" and such financial statements, the "Closing Financial Statements"), which financial statements shall be set forth on Section 5.3 of the Disclosure Schedule and shall identify the revenue and EBITDA for such period; provided, that if the Closing occurs on or before the fifteenth day of a month, the Closing Balance Sheet Date shall be the last day of the month that is two months prior to the month in which the Closing occurs and the Closing Financial Statements shall be for the period between December 31, 1999 and the adjusted Closing Balance Sheet Date. The Closing Financial Statements (i) shall have been prepared in accordance with the books and records of the Company, in accordance with GAAP consistently applied throughout the period covered thereby, (ii) fairly present the financial condition and results of operations of the Company as of the date thereof and for the period covered therein and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and the results of operations of the Company as of the date thereof and for the period covered therein (subject in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, in each case in accordance with GAAP consistently applied throughout the periods indicated).

       5.4. Access and Information. The Company shall, and shall cause each Company Subsidiary to, afford to Parent and its authorized representatives (including, but not limited to, its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of their properties, personnel, books and records and the Company and each Company Subsidiary shall furnish promptly to the Parent all information within their control or possession concerning their business, properties and personnel as Parent may reasonably request. All such information shall be kept confidential in accordance with the Non-Disclosure Agreement between the Company and Parent, dated February 12, 2000.

       5.5.   No Solicitation.

              (a) The Company shall not authorize or permit any Company Stockholder or any officer, director, employee, representative or agent of the Company (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or make any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal. The Company shall (i) advise Parent orally (within one day) and in writing (as promptly as practicable) of the receipt of any such inquiry or proposal by it, by any Company Subsidiary or by any of the Representatives and
(ii) inform Parent orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such inquiries or proposals (including the identity of the party making such inquiry or proposal) and shall keep Parent informed of the status thereof. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties.

              (b) For purposes of this Agreement, "Takeover Proposal" shall mean any purchase, tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Company or any Company Subsidiary, other than the transactions contemplated or permitted by this Agreement.

       5.6.   Reasonable Efforts.

              (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall cooperate and shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, but not limited to, (i) preparing and filing all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement, including filings and submissions pursuant to the Exchange Act and the TBCA, (ii) taking such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) using all reasonable best efforts to satisfy or cause the satisfaction of all conditions to Closing and (iv) using all reasonable best efforts to cause the Company Stockholders to be released from any personal guaranties that are in effect with respect to obligations of the Company, such actions to include Parent's agreeing to be substituted as guarantor of those obligations of the Company that are, prior to the Effective Time, guaranteed by any of the Company Stockholders. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. No party will take any action which would prevent the satisfaction of any conditions to Closing set forth in
Article VI hereof.

              (b) Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

       5.7. Changes in Representation and Warranties; Notification of Certain Matters. Between the date of this Agreement and the Effective Time, the Company and the Company Stockholders shall give notice in writing to Parent, and Parent and Merger Sub shall give notice in writing to the Company, promptly upon becoming aware of (i) any information known to such party that indicates in the reasonable judgment of such party that any representation or warranty of such party contained herein will not be true and correct in a manner that results or would likely result in a failure of the condition specified in Section 6.2(a), in the case of a notice from the Company and the Company Stockholders, or
Section 6.3(a), in the case of a notice from Parent and Merger Sub and (b) the occurrence of any event known to such party which in the reasonable judgment of such party will result, or has a reasonable prospect of resulting in, the failure by such party to satisfy a condition specified in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       5.8. Takeover Statutes. If any takeover statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any takeover statute on any of the transactions contemplated hereby.

       5.9.   Non-Disclosure; Public Announcements.

              (a) Neither the Company nor the Company Stockholders will at any time from and after the date of this Agreement divulge, furnish or make accessible to anyone any information or documentation regarding the transactions contemplated by this Agreement, any confidential or secret aspects of the Company or the Surviving Corporation or any financial or other information about the Company or the Surviving Corporation except as required by law and except for the press release contemplated by Section 5.9(b) hereof. Any information which at or prior to the time of disclosure was generally available to the public through no breach of this covenant shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

              (b) The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form satisfactory to Parent after consulting with the Company. For as long as this Agreement is in effect, the

Company shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of Parent, except where such release or announcement is required by applicable law, in which case the Company will consult with Parent and issue a release or announcement reasonably satisfactory in form and content to Parent.

       5.10   Indemnification of Directors and Officers.

              (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (individually, an "Indemnified Person" and, collectively, the "Indemnified Persons") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after, the Effective Time, to the fullest extent that the Company would have been permitted under the TBCA and its charter or by-laws in effect on the date hereof to indemnify such Indemnified Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the Indemnified Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met), and an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification).

              (b) Any Indemnified Persons wishing to claim indemnification under paragraph (a) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Person to the extent that such failure does not prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and to use counsel reasonably acceptable to the Indemnified Person Parent shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Persons and advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Persons if and when a court of competent jurisdiction shall ultimately determine, and such determination shall be become final, that the indemnification of such Indemnified Persons in the manner contemplated hereby is prohibited by applicable law.

              (c) Notwithstanding the provisions of this Section 5.10, the right to indemnification under this provision shall not extend to the Company Stockholders with respect to their obligation to indemnify for Losses (as hereinafter defined) under Section 7.2 of this Agreement.

              (d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and, his or her heirs and representatives.

       5.11 Lock-up. Each of the Company Stockholders hereby covenants and agrees with Parent that during the period between the Closing Date and ending 365 days following the Closing Date, except as provided in, and pursuant to, the Registration Rights Agreement, they shall not sell, transfer, assign or otherwise dispose of the Parent Common Stock which the Company Stockholders shall have received as Merger Consideration without the prior written consent of the Parent, which consent the Parent shall be entitled to withhold in its full discretion.

       5.12 Sale of Cybercentral. In consideration of the Company's and the Company Stockholder's entering into this Agreement and consummating the transactions contemplated hereby, Parent hereby covenants and agrees that if Parent shall sell the Company's software for the Company's Cybercentral system through a transaction other than a transaction through which a material portion of the business of the Company (as of the date hereof) is sold, or otherwise transferred, each of the Company Stockholders shall be entitled to receive their pro rata portion of 20% of the consideration that Parent shall receive therefor; provided, that the consideration to be delivered to the Company Stockholders shall take the same form as the consideration paid to Parent. In the event that Parent shall sell the software for the Company's Cybercentral system prior to September 30, 2000, Parent or the Surviving Corporation shall retain a royalty free license to use such software until October 1, 2000.

       5.13 Taxes. The Company Stockholders shall be liable for and shall pay any and all Taxes of the Company attributable to any taxable period ending on or prior to the Closing Date and the allocable portion of any and all Taxes of the Company attributable to any partial period (through and including the Closing Date) of any taxable period beginning before and ending after the Closing Date to the extent that such Taxes are not reflected in the reserve for Taxes shown in the Closing Financial Statements. The Taxes attributable to any partial period shall be computed as if the taxable period ended on the Closing Date, except that any Taxes imposed on the ownership of real, personal or intangible property shall be allocated, pro rata on a daily basis, between the partial period ending on the Closing Date and the balance of the taxable period.

       5.14 Employment Agreements. Parent shall execute employment letters (each, an "Employment Letter") and confidentiality and non-disclosure agreements with each of Tim Blackwood, Art Borrego and Roger Lewis which shall, among other things, prohibit such parties from directly or indirectly owning, operating or managing an Internet business that provides e-business solutions that are in direct competition with the business of Parent, as described in the registration on Form S-1 for Parent's initial public offering, for a period of two years following such employee's termination of employment with Parent. A form of such confidentiality and non-disclosure agreement and of each Employment Letter is attached hereto as Exhibit C and such agreements shall be executed by the employees identified in this Section 5.14 prior to the Closing.

       5.15 Conduct of Company During Performance Incentive Period. From the Closing Date to September 30, 2000 (the "Performance Incentive Period"), the Surviving Corporation shall conduct its business in the usual, regular and ordinary course in material accordance with a written operating plan for the period up to September 30, 2000 (the "Operating Plan") mutually agreed upon between Parent and the Company Stockholders prior to the execution of this Agreement, which shall include, without limitation, basic operating strategy and projected operating budget for the Surviving Corporation. The Operating Plan is attached hereto as Exhibit D. Parent will allow the Company Stockholders to continue to operate the Surviving Corporation until October 1, 2000 in the ordinary course in a manner consistent with the past practices of the Company. Parent shall not take any affirmative action with respect to the Surviving Corporation with the intention of reducing the likelihood that the Surviving Corporation will reach the maximum amount of Third Quarter 2000 Revenue as described in the table in Section 1.7 hereof. Parent covenants not to take any affirmative action with the intention of causing the Incentive Payment to be decreased. Further, the parties hereto understand and agree that neither the Company nor the Company Stockholders make any representation, warranty or covenant with respect to budget goals for periods after September 30, 2000.

       5.16 Accounting Fees. Parent hereby covenants and agrees with the Company that in the event that the accounting fees incurred by the Company for the completion of the Company's 1999 audit are in excess of $9,000, Parent shall reimburse the Company for the amount by which such fees exceed $9,000, up to $5,000.

                                  ARTICLE VI

                                  CONDITIONS

       6.1. Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

              (a) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, entered, promulgated or enforced any Legal Requirements prohibiting, restraining, enjoining or otherwise preventing the consummation of the Merger; and

              (b) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity (each a "Requisite Regulatory Approval") required in connection with the execution and delivery of this Agreement and the performance of its terms shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

       6.2. Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

              (a) the representations and warranties of the Company and the Company Stockholders contained in this Agreement, regardless of whether such representations or warranties arise under Articles II or III hereof or pursuant to another provision of this Agreement, shall be true and correct in all material respects, except that representations and warranties qualified by materiality or "Company Material Adverse Effect" shall be true in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such time, except to the extent that any such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, and those not qualified by materiality or Company Material Adverse Effect shall be true in all respects, on and as of such earlier date);

              (b) the Company and the Company Stockholders shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date;

              (c) from the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect;

              (d) Parent shall have received a certificate signed by an executive officer of the Company to the effect of Sections 6.2(a), (b) and (c) hereof;

              (e) Parent shall have received a certificate executed by each of the Company Stockholders to the effect of Sections 6.2(a), (b) and (c) hereof;

              (f) the Company shall have provided Parent with evidence satisfactory to Parent that the Company has obtained all consents, waivers or approvals required for the assignment or transfer of all agreements and instruments identified on Section 3.8 of the Disclosure Schedule hereto;

              (g) the Company shall have furnished Parent with an opinion, dated the Closing Date, of Stahl, Martens & Bernal, LLP, counsel to the Company, in the form attached hereto as Exhibit E in form and substance satisfactory to Parent;

              (h) the Company Stockholders and the Company shall have provided Parent with a certified statement, pursuant to Section 1.1445-2(c)(3) of the

Treasury Regulations, that the Company is not, and has not been within the last five years, a "United States real property holding corporation";

              (i) no claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency or otherwise relating to the transactions provided for herein or which may affect Parent or the Company in a manner which is materially adverse;

              (j) the Company Stockholders shall have executed the Escrow Agreement;

              (k) Parent and the Company shall have mutually agreed upon the Operating Plan;

              (l) Tim Blackwood, Art Borrego and Roger Lewis shall each have executed an Employment Letter with Parent in the form of Exhibit C; and

              (m) the Company and the Company Stockholders shall have furnished Parent with all other documents, certificates and other instruments reasonably requested by Parent.

       6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

              (a) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, except that representations and warranties qualified by materiality or Parent Material Adverse Effect shall be true in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such time and except to the extent that any such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, and those not qualified by materiality or Parent Material Adverse Effect shall be true in all respects, on and as of such earlier date);

              (b) Parent and Merger Sub shall have performed in all material respects their obligations required to be performed by them under this Agreement at or prior to the Closing Date;

              (c) the Company shall have received a certificate signed by an executive officer of each of Parent and Merger Sub to the effect of Sections 6.3(a) and (b) hereof;

              (d) Parent shall have executed the Escrow Agreement and the Registration Rights Agreement; and

              (e) Parent and the Company shall have mutually agreed upon the Operating Plan.

       6.4. Frustration of Closing Conditions. Neither the Company nor Parent may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII

          NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

       All statements contained in any Exhibit or Disclosure Schedule hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

       7.1. Survival of Representations, Warranties, Etc. Except as otherwise provided herein, the representations and warranties contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing for a period of 18 months after the Closing Date; provided, however, that: (i) the representations and warranties contained in
Section 3.13 hereof shall survive the Closing Date until 30 days after the expiration of the applicable statutes of limitations for the assessment of Taxes; (ii) if the giving of any representation or warranty contained in this Agreement is made with willful or knowing fraud, it shall survive the Closing Date for an unlimited period of time; (iii) any specific claim or action of which specific written notice setting forth with particularity the facts underlying such claim or action is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to this Article VII; and (iv) the representations and warranties set forth in Section 2.2 hereof shall survive the Closing without limitations.

       7.2.   Company Stockholders Agreement to Indemnify.

              (a) Subject to paragraphs (b), (c) and (d) of this Section 7.2, the Company Stockholders shall fully indemnify, defend and hold harmless, on an after-tax basis, Parent, Merger Sub and the Surviving Corporation and their officers, directors, employees, agents, representatives, and Affiliates and their successors and assigns against and in respect of any and all liabilities, losses, damages, claims, penalties, actions, fines, deficiencies, costs, taxes, loss of deductions or expenses (including, without limitation, the reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") regardless of whether an action has been filed or asserted against Parent, Merger Sub, or the Surviving Corporation after the Closing Date, arising from, in connection with or resulting from (i) any misrepresentation, inaccuracy or breach of representation, warranty, covenant or agreement by the Company, any Company Subsidiary or the

Company Stockholders made in this Agreement (including, without limitation, the Disclosure Schedules and Exhibits hereto and the certificates delivered hereunder) or as provided herein; (ii) the business, operations or assets of the Company prior to the Effective Time or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Effective Time, other than Losses arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Disclosure Schedules to this Agreement, or incurred by the Company in the ordinary course of business in compliance with Section 5.1 hereof from the date of the execution of this Agreement through the Closing Date, and (iii) any claims or litigation involving the Company which are pending or, to the knowledge of the Company, threatened prior to the Closing Date. The parties hereto understand and agree that subject to, and as further described in, Section 7.1 of this Agreement, the indemnification obligations of the Company Stockholders shall be reduced to the extent that such Loss, when raised through a notice or claim, relates to a representation, warranty indemnification obligation or covenant that has expired pursuant to Section 7.1 hereof and all provisos therein.

              (b) No obligation to indemnify, defend and hold harmless Parent, Merger Sub or the Surviving Corporation under this Section 7.2 shall arise unless and until the amount of Losses incurred exceeds $100,000 in the aggregate; provided, that in the case of aggregate Losses in excess of $100,000, the Company Stockholders shall be liable for the entire amount of such Loss or Losses. The maximum amount for which the Company Stockholders may liable pursuant to their indemnification obligations under this Section 7.2 shall be the product of (x) the total of (1) the number of shares of Parent Common Stock delivered to the Company Stockholders as Merger Consideration following the Closing and (2) the number of shares of Parent Common Stock delivered to the Company Stockholders as a Third Quarter Stockholder Payment pursuant to Section 1.7 hereof and (y) $21.50.

              (c) Notwithstanding the provisions of the foregoing Section 7.2(b), the Company Stockholders shall fully indemnify, defend and hold harmless on an after-tax basis Parent, the Surviving Corporation, any of their Affiliates and their successors and assigns against and in respect of any and all Losses (including any fees, expenses and disbursements of counsel and other agents) arising from, in connection with or resulting from any misrepresentation, inaccuracy or breach with respect to Sections 3.12(c), 3.13, 5.1(p) and 5.13, and the provisions of Section 7.2(b) hereof shall not apply to limit the obligations of the Company Stockholders under this Section 7.2(c).

              (d)    Except with respect to the limitation set forth in Section
7.1 herein and in addition to the foregoing provisions of Section 7.2, the Company Stockholders agree that it shall not be necessary or required that Parent exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Company before or as a condition to the obligations of the Company Stockholders hereunder. The indemnification liability of the Company Stockholders under the foregoing provisions of Section 7.2 shall be absolute and unconditional as if the Company Stockholders rather than the Company have made the representations and warranties herein irrespective of any right of set-off or counterclaim which may at any time be available to or asserted by the Company Stockholders against Parent or any Affiliates thereof.

              (e) In addition, notwithstanding the foregoing provisions of this Section 7.2, the Company Stockholders will indemnify Parent for the costs of curing, on an emergency expedited basis, any failure of the equipment, hardware, software or systems used or intended to be used for or in connection with the Company's business (the "Equipment") and each component thereof to handle date information before, during and after January 1, 2000, including accepting date input, providing date output and performing calculations on dates or portions of dates, functioning accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the year 2000 and the new century, responding to two-digit year input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner, recognizing the year 2000 as a leap year, processing two-digit year date information in ways that are similarly unambiguous as to century, and storing and provide output of date information in ways that are similarly unambiguous as to century.

              (f) For purposes of this Section 7.2, the Company Stockholders shall be considered to be a single Indemnifying Party (as defined in Section 7.4).

       7.3    Parent Agreement to Indemnify.


              (a) Parent shall fully indemnify, defend and hold harmless, on an after-tax basis, the Company Stockholders against and in respect of any and all Losses, regardless of whether an action has been filed or asserted against the Company Stockholders after the Closing Date, arising from, in connection with or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement by Parent or Merger Sub made in this Agreement (including, without limitation, the Disclosure Schedule and Exhibits hereto and the certificates delivered hereunder) or as provided herein; provided, however, that no obligation to indemnify, defend and hold harmless the Company Stockholders under this Section 7.3 shall arise unless and until the amount of Losses incurred exceeds $100,000 in the aggregate; and provided, further, that in the case of aggregate Losses in excess of $100,000, Parent shall be liable for the entire amount of such Loss or Losses.

              (b) In addition to the foregoing provisions of Section 7.3, Parent agrees that it shall not be necessary or required that the Company Stockholders exercise any right, assert any claim or demand or enforce any remedy whatsoever against Parent before or as a condition to the obligations of Parent hereunder; provided, that where the Company Stockholders' failure to do any of the foregoing results in the loss of substantive rights with respect to the ability of Parent to defend such claim, then Parent shall have no obligation to indemnify the Company Stockholders to the extent of such loss. The indemnification liability of the Company Stockholders under the foregoing provisions of Section 7.3 shall be absolute and unconditional as if Parent rather than Merger Sub had made the representations and warranties herein irrespective of any right of set-off or counterclaim which may at any time be available to or asserted by Parent against the Company Stockholders.

       7.4. Procedures Relating to Indemnification. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party for which it intends to seek indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party unless such failure has resulted in the loss of substantive rights with respect to the Indemnifying Party's ability to defend such claim, and then only to the extent of such loss. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons (other than by federal, state or local income tax authorities or by Parent), and the amount of such claim is acknowledged by the Company Stockholders to be fully covered by the foregoing indemnity, the Company Stockholders may elect to defend against such claim at their expense, in lieu of Parent assuming such defense; provided, that Parent shall be entitled to participate in or monitor such defense at its expense and the Company Stockholders will fully cooperate with Parent and its counsel with respect thereto. If the Company Stockholders so elect to assume such defense, they shall retain counsel reasonably satisfactory to Parent. No compromise or settlement of such claim may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement.

                                 ARTICLE VIII

                                  TERMINATION

       8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

              (a) By the mutual written consent of Parent, Merger Sub and the Company;

              (b) By Parent and Merger Sub, on the one hand, or the Company, on the other hand, at any time on or after the later to occur of:

              (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and

              (ii) 45 days following the date hereof, if the Effective Time shall not have occurred on or before that date and if any of the conditions to the obligation of the terminating party to close the Merger has not, at that time, been fulfilled; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, either the failure of the Effective Time to occur on or before such date or the failure of fulfillment before such date of any of the conditions to such terminating party's obligation to close the Merger; or

              (iii) at such time as a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

              (c) By and Merger Sub, on the one hand or the Company, on the other hand, (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties or covenants set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of representation, warranty or covenant would entitle the terminating party not to consummate the transactions contemplated hereby under Section 6.2(a) (in the case of a breach of representation or warranty by the Company) or Section 6.3(a) (in the case of a breach of representation or warranty by Parent and Merger Sub) or which breach, by its nature, cannot be cured prior to the Closing.

       8.2. Procedure for and Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned by Parent or Merger Sub, on the one hand, or by the Company, on the other hand, pursuant to Section 8.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action.

If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except (i) with respect to the willful breach by any party hereto, and (ii) that this Section 8.2, the last sentence of Section 5.4, Section 9.2 and Section 9.3 shall survive the termination of this Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS

       9.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.1:

              (a) "Affiliate", with respect to any person, shall mean any person controlling, controlled by or under common control with such person;

              (b) "Business Day" shall mean each day on which banking institutions in New York, NY are not authorized or required to close;

              (c) "including" shall, unless the context clearly requires otherwise, mean including but not limited to the items or things following such term;

              (d) "knowledge", "to the knowledge of", "best knowledge" and any similar language shall mean, with respect to the Company or any of its Subsidiaries, the actual knowledge, after due inquiry, of the Company Stockholders and of any other person who, on the date hereof, is an officer of the Company or any such Subsidiary;

              (e) "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

              (f) "Subsidiary", with respect to any corporation or other person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which is directly or indirectly owned by such person, and any other entity over which such corporation or other person has control as a result of ownership interests, any contract or other arrangement, or through any other means. For purposes of this Agreement, all references to "Subsidiaries" of a person shall be deemed to mean "Subsidiary" if such person has only one Subsidiary.

       9.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented, whether before or after the Stockholder Approvals, only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Company's Stockholders, no such amendment or modification shall
(a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the articles of incorporation of the Surviving Corporation to be effected by the

Merger or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

       9.3. Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent, Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

       9.4. Restrictive Legend. Each certificate representing Parent Common Stock to be delivered to the holders of Company Stock hereunder shall, except as otherwise provided in this Section 9.4, be stamped or otherwise imprinted with a legend substantially in the following form:

       "THIS SECURITY IS SUBJECT TO RESTRICTIONS REGARDING
       THE SALE THEREOF UNDER AN AGREEMENT AND PLAN OF
       MERGER DATED JUNE 10, 2000 BETWEEN THE HOLDER THEREOF
       AND PARENT CORPORATION, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT AND THE APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

A certificate shall not bear such legend if in the opinion of counsel satisfactory to Parent the securities being sold thereby may be publicly sold without registration under the Securities Act or under the applicable state securities laws.

       9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (1)    if to Parent or Merger Sub:

              AppliedTheory Corporation
              1500 Broadway, Third Floor
              New York, NY 10036
              Attention: David A. Buckel
                         Senior Vice President & Chief
                         Financial Officer
              Telecopier: (212) 398-4142

              with a copy to:

              Dewey Ballantine LLP
              1301 Avenue of the Americas
              New York, NY 10019
              Attention: Frank E. Morgan II, Esq.
              Telecopier: (212) 259-6333

       (2)    if to the Company:

              Team Tech International, Inc.
              100 Congress Avenue, Suite 950
              Austin, TX 78701

              with a copy to:

              Stahl, Martens & Bernal, L.L.P.
              7320 N. MoPac, Suite 211
              Austin, TX  78731
              Attention: Brent G. Stahl, Esq.
              Telecopier: (512) 346-2712

       (3)    if to the Company Stockholders:

              Art Borrego
              11808 Rain Forest Cove
              Austin, Texas 78759
              (512) 258-9705

              Roger Lewis
              8913 Spicebrush Drive
              Austin, Texas 78759
              (512) 795-8400

              Tim Blackwood
              3505 West Avenue
              Austin, Texas 78705
              (512) 453-5118

              with a copy to:

              Stahl, Martens & Bernal, L.L.P.
              7320 N. MoPac, Suite 211
              Austin, TX  78731
              Attention: Brent G. Stahl, Esq.
              Telecopier: (512) 346-2712

       9.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, representatives, affiliates, subsidiaries, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

       9.7. Expenses. Except as provided in Section 5.16 of this Agreement, whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

       9.8. Gender; Plurals, etc. Whenever used herein, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders.

       9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

       9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

       9.12 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

       9.13 No Third Party Beneficiaries. Except as provided in Section 5.10 and 7.2(a), this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

       9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first above written.

                                            TEAM TECH INTERNATIONAL, INC.

                                            By:    /s/ Art Borrego
                                               ---------------------------
                                               Name: Art Borrego
                                               Title:   President/CEO

                                            THE COMPANY STOCKHOLDERS:

                                                  /s/ Art Borrego
                                            ------------------------------
                                            Art Borrego

                                                 /s/ Roger Lewis
                                            ------------------------------
                                            Roger Lewis

                                               /s/ Tim Blackwood
                                            ------------------------------
                                            Tim Blackwood



                                            APPLIEDTHEORY CORPORATION



                                            By:    /s/ Danny E. Stroud
                                               ---------------------------
                                               Name: Danny E. Stroud
                                               Title: Vice President - Corporate
                                                     Development and Western
                                                        Operations

                                            APPLIEDTHEORY TT ACQUISITION
                                              CORP.

                                            By:     /s/ Danny E. Stroud
                                               ------------------------------
                                               Name: Danny E. Stroud
                                               Title: Secretary